Exhibit 23.1

                          INDEPENDENT AUDITORS' CONSENT

The Board of Directors
Sealed Air Corporation:

We consent to incorporation by reference in Registration Statements on Form S-8 (Nos. 333-50603, 333-59197, and 333-59195) of Sealed Air Corporation of our reports dated January 27, 1999, relating to the consolidated balance sheet of Sealed Air Corporation and subsidiaries as of December 31, 1998, and the related consolidated statements of earnings, equity, comprehensive income, and cash flows for the year then ended, and the related schedule, which reports appear in or are incorporated by reference in this Annual Report on Form 10-K.

KPMG LLP

s/KPMG LLP

Short Hills, New Jersey
March 29, 1999